EXHIBIT 99.1

SigmaTron International, Inc. Reports Second Quarter Financial Results for Fiscal 2017

ELK GROVE VILLAGE, Ill., Dec. 12, 2016 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the second quarter ended October 31, 2016.

Revenues decreased to $65.8 million for the second quarter of fiscal 2017 from $69.7 million for the same quarter in the prior year.  Net income decreased to $33,295 in the second fiscal quarter compared to $1,156,298 for the same period in the prior year.  Basic and diluted earnings per share were each $0.01, respectively, for the quarter ended October 31, 2016 compared to basic and diluted earnings per share of $0.28 and $0.27, respectively, for the same quarter in fiscal 2016.

For the six months ended October 31, 2016, revenues decreased to $124.7 million compared to $133.9 million for the same period ended October 31, 2015.  Net income for the period ended October 31, 2016 was $179,892 compared to $1,815,104 for the same period in the prior year.  Basic and diluted earnings per share for the six months ended October 31, 2016, were each $0.04 compared to basic and diluted earnings per share of $0.44 and $0.43, respectively, for the six months ended October 31, 2015.

Commenting on SigmaTron’s second quarter fiscal 2017 results, Gary R. Fairhead, President, Chief Executive Officer, and Chairman of the Board, said, “I’m pleased to report that SigmaTron remained profitable for the second quarter of fiscal 2017 but overall the results remain disappointing.  We did see a sequential increase in sales from the first quarter, but not the increase that we initially thought would occur.  Sales were down over 5% from the same period last year and sales for the first six months of fiscal 2017 are down 6.8% from the same period in fiscal 2016.  During this period, customers continued to require lower volumes than forecasted and orders continued to be modestly pushed out.  As previously reported, this activity was generally across the board for all markets we serve and we believe it continues to reflect a sluggish domestic economy.

“We may have a loss for the third quarter.  This is primarily driven by the holidays and the related down time that we see during our third quarter and expectations are that customers will be re-evaluating inventory levels during December and January.  On a positive note, the post-election activity with our customers has been positive and perhaps with some of the uncertainty tied to the election behind us, customers may be more optimistic heading into calendar 2017.  We have seen some recent acceleration in orders which is good news, but it will take some time to bring in the material to support those orders.  Hopefully, this will lead to a positive fourth quarter.

“Layered on the positive short term activity are several new significant customers that have awarded business to SigmaTron which should start in our fourth fiscal quarter of 2017 and grow from there.  We believe that these new customers, as well as some new programs from our current customers, will provide for future revenue growth.  We will monitor our customers’ requirements as we go forward and manage accordingly.”

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products.  SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Ho Chi Minh City, Vietnam.  SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Note:  This press release contains forward-looking statements.  Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements.  These forward-looking statements are based on the current expectations of the Company.  Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially.  Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets and goodwill impairment testing; the variability of our customers’ requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth.  These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless required by law.

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	October 31,	October 31,	October 31,	October 31,
	2016	2015	2016	2015

Net sales	$65,842,957	$69,723,493	$124,762,355	$133,944,439

Cost of products sold	60,340,917	62,126,480	113,755,658	120,117,152

Gross profit	5,502,040	7,597,013	11,006,697	13,827,287

Selling and administrative expenses	5,238,756	5,534,075	10,332,714	10,579,428

Operating income	263,284	2,062,938	673,983	3,247,859

Other expense	236,668	205,902	420,509	428,500

Income from operations before income tax	26,616	1,857,036	253,474	2,819,359

Income tax (benefit) expense	(6,679)	700,738	73,582	1,004,255

Net income	$33,295	$1,156,298	$179,892	$1,815,104

Net income per common share - basic	$0.01	$0.28	$0.04	$0.44

Net income per common share - assuming dilution	$0.01	$0.27	$0.04	$0.43

Weighted average number of common equivalent
shares outstanding - assuming dilution	4,225,874	4,214,317	4,225,844	4,241,000

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	October 31,	April 30,
	2016	2016

Assets:

Current assets	$98,932,989	$94,090,884

Machinery and equipment-net	33,597,144	33,080,858

Deferred income taxes	269,811	233,057
Intangibles	4,458,965	4,703,245
Goodwill	3,222,899	3,222,899
Other assets	843,762	1,418,398

Total assets	$141,325,570	$136,749,341

Liabilities and stockholders' equity:

Current liabilities	$47,116,802	$45,986,309

Long-term obligations	33,760,094	30,687,154

Stockholders' equity	60,448,674	60,075,878

Total liabilities and stockholders' equity	$141,325,570	$136,749,341

For Further Information Contact:
SigmaTron International, Inc.
Linda K. Frauendorfer
1-800-700-9095